Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-243737) pertaining to the Employees' Stock Purchase Plan of Oak Street Health, Inc. of our reports dated February 28, 2022, with respect to the consolidated financial statements of Oak Street Health Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Oak Streat Health Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Chicago, Illinois

February 28, 2022